SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted
                                               by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          UNION CARBIDE CORPORATION
               (Name of Registrant as Specified in Its Charter)


(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rule 14a-6(i)(1) and 0-11.

          (1)  Title of each class of securities to which transaction applies:

          (2)  Aggregate number of securities to which transaction applies:

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          (4)  Proposed maximum aggregate value of transaction:

          (5)  Total fee paid:

[ ]     Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount Previously Paid:

          (2)  Form, Schedule or Registration Statement No.:

          (3)  Filing Party:

          (4)  Date Filed:

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Union Carbide Corporation
39 Old Ridgebury Road, Danbury, CT  06817-0001






Dear Union Carbide Stockholder:

   Early in October we mailed to you a copy of the Proxy Statement/Prospectus notifying you of the special stockholders meeting scheduled for December 1, 1999 to adopt the merger of Union Carbide Corporation with The Dow Chemical Company. We also mailed to you the Proxy Statement/Prospectus Supplement dated October 25, 1999. Our records indicate we have not yet received your vote.

   If you already voted, thank you for your participation. If you have not had a chance to review the materials we sent to you, please do so now and vote your shares as soon as possible. A duplicate proxy card is enclosed.

   No matter how many shares you own, your vote is very important. Approval of the merger requires an affirmative vote by holders of at least two-thirds of the outstanding shares of Union Carbide. Thus, a failure to vote will have the effect of voting against the merger.

   We believe that combining Union Carbide and Dow will create the world's premier diversified global chemical company, with leadership positions in both the performance and basic chemicals businesses, and encourage you to vote in favor of the proposed merger.

   Stockholders can vote by any one of four ways: you can sign and mail the enclosed proxy card or grant your proxy by fax, telephone or the Internet. If you have any questions or need an additional copy of the proxy materials, please call 1-800-994-3227. For your convenience, the proxy statements are also available on Union Carbide's web site (www.unioncarbide.com).

   Please remember to submit your proxy as soon as possible.

                                        Thank you for your vote,



                                        /s/Bruce D. Fitzgerald
                                        Bruce D. Fitzgerald
                                        Vice President, General Counsel
                                        and Corporate Secretary


November 5, 1999

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